EXHIBIT H
                                                                          Item 6


                   CAPITALIZATION AND CAPITALIZATION RATIOS
                   ----------------------------------------

                                 (IN THOUSANDS)





      The capitalization of GPU, Inc. at March 31, 1998 and pro forma is as follows:



                                    Actual               Pro Forma
                                    ------               ---------
                                 Amount    %          Amount         %
                                 ------    -          ------         -
Long-term debt(1)            $4 475 332   50.9    $4 475 332       49.5
Notes payable                   299 618    3.4       299 618        3.3
Preferred stock (2)             170 478    1.9       170 478        1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           330 000    3.8       330 000        3.7
Trust originated
 preferred securities              -        -        250 000        2.8
Common equity                 3 519 270   40.0     3 506 489       38.8
                              ---------  -----     ---------      -----
                             $8 794 698  100.0    $9 031 917      100.0





(1)   Includes securities due within one year of $411 140.
(2)   Includes securities due within one year of $12 500.



                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 1 of 35


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                         ACTUAL (UNAUDITED)AND PRO FORMA
                               AT MARCH 31, 1998
                               -----------------
                                 (IN THOUSANDS)


                                                               Actual      Adjustments
                                                             (Unaudited) (See pages 5-6)       Pro Forma
                                                             ----------- ---------------       ---------
ASSETS
Utility Plant:
   In Service, at original cost                               $2 424 260       $    -         $2 424 260
   Less, accumulated depreciation                                945 023            -            945 023
                                                               ---------         -------       ---------
      Net utility plant in service                             1 479 237            -          1 479 237
   Construction work in progress                                  44 255            -             44 255
   Other, net                                                     35 416          15 476          50 892
                                                               ---------         -------       ---------
      Net utility plant                                        1 558 908          15 476       1 574 384
                                                               ---------         -------       ---------

Other Property and Investments:
   Nuclear decommissioning trusts, at market                     183 168            -            183 168
   Other, net                                                     11 971            -             11 971
                                                               ---------         -------       ---------
      Total other property and investments                       195 139            -            195 139
                                                               ---------         -------       ---------



Current Assets:
   Cash and temporary cash investments                             3 462         113 178         116 640
   Special deposits                                                1 109            -              1 109
   Accounts receivable:
      Customers, net                                              61 564            -             61 564
      Other                                                       27 177            -             27 177
   Unbilled revenues                                              39 157            -             39 157
   Materials and supplies, at average cost or less:
      Construction and maintenance                                38 824            -             38 824
      Fuel                                                        10 175            -             10 175
   Deferred income taxes                                           2 945            -              2 945
   Prepayments                                                    38 438            -             38 438
                                                               ---------        --------       ---------
      Total current assets                                       222 851         113 178         336 029
                                                               ---------        --------       ---------

Deferred Debits and Other Assets:
 Regulatory assets:
   Income taxes recoverable through future rates                 182 303            -            182 303
   Three Mile Island Unit 2 deferred costs                       145 032            -            145 032
   Nonutility generation contract buyout costs                    73 868            -             73 868
   Other                                                          75 986            -             75 986
                                                               ---------        --------       ---------
      Total regulatory assets                                    477 189            -            477 189
   Deferred income taxes                                          91 668            -             91 668
   Other                                                          16 688           1 778          18 466
                                                               ---------        --------       ---------
      Total deferred debits and other assets                     585 545           1 778         587 323
                                                               ---------        --------       ---------

      Total Assets                                            $2 562 443       $ 130 432      $2 692 875
                                                               =========        ========       =========


The accompanying notes are an integral part of the consolidated financial statements.


                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 2 of 35


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                         ACTUAL (UNAUDITED)AND PRO FORMA
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                                               Actual         Adjustments
                                                             (Unaudited)   (See pages 5-6)     Pro Forma
                                                             -----------   ---------------     ---------
LIABILITIES AND CAPITAL
Capitalization:
   Common stock                                              $   66 273        $    -         $   66 273
   Capital surplus                                              370 200             -            370 200
   Retained earnings                                            273 243           (5 776)        267 467
   Accumulated other comprehensive income                        15 034             -             15 034
                                                              ---------         --------       ---------
      Total common stockholders' equity                         724 750           (5 776)        718 974
   Cumulative preferred stock                                    12 056             -             12 056
   Company-obligated mandatorily
     redeemable preferred securities                            100 000             -            100 000
   Trust originated preferred securities                           -             125 000         125 000
   Long-term debt                                               576 925             -            576 925
                                                              ---------         --------       ---------
      Total capitalization                                    1 413 731          119 224       1 532 955
                                                              ---------         --------       ---------

Current Liabilities:
   Securities due within one year                                    22             -                 22
   Notes payable                                                 81 600             -             81 600
   Obligations under capital leases                              34 732           15 476          50 208
   Accounts payable:
      Affiliates                                                 49 158             -             49 158
      Other                                                      96 074             -             96 074
   Taxes accrued                                                 40 100           (4 268)         35 832
   Interest accrued                                              10 599             -             10 599
   Other                                                         30 895             -             30 895
                                                              ---------         --------       ---------
      Total current liabilities                                 343 180           11 208         354 388
                                                              ---------         --------       ---------

Deferred Credits and Other Liabilities:
   Deferred income taxes                                        420 465             -            420 465
   Three Mile Island Unit 2 future costs                        226 748             -            226 748
   Unamortized investment tax credits                            28 633             -             28 633
   Nuclear fuel disposal fee                                     30 755             -             30 755
   Regulatory liabilities                                        23 786             -             23 786
   Other                                                         75 145             -             75 145
                                                              ---------         --------       ---------
      Total deferred credits and other liabilities              805 532             -            805 532
                                                              ---------         --------       ---------


      Total Liabilities and Capital                          $2 562 443        $ 130 432      $2 692 875
                                                              =========         ========       =========


The accompanying notes are an integral part of the consolidated financial statements.



                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 3 of 35


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENT OF INCOME
                         ACTUAL (UNAUDITED)AND PRO FORMA
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                   ------------------------------------------
                                 (IN THOUSANDS)

                                                               Actual         Adjustments
                                                             (Unaudited)   (See pages 5-6)     Pro Forma
                                                             -----------   ---------------     ---------

Operating Revenues                                            $  922 597       $   -          $  922 597
                                                               ---------        -------        ---------

Operating Expenses:
   Fuel                                                           94 308            929           95 237
   Power purchased and interchanged:
      Affiliates                                                  15 442           -              15 442
      Other                                                      223 193           -             223 193
   Other operation and maintenance                               234 855             15          234 870
   Depreciation and amortization                                 106 867           -             106 867
   Taxes, other than income taxes                                 58 188           -              58 188
                                                               ---------        -------        ---------
         Total operating expenses                                732 853            944          733 797
                                                               ---------        -------        ---------

Operating Income Before Income Taxes                             189 744           (944)         188 800
   Income taxes                                                   53 394         (4 268)          49 126
                                                               ---------        -------        ---------
Operating income                                                 136 350          3 324          139 674
                                                               ---------        -------        ---------

Other Income and Deductions:
   Allowance for other funds used during
      construction                                                   (59)          -                 (59)
   Other income, net                                               3 312           -               3 312
   Income taxes                                                   (1 918)          -              (1 918)
                                                               ---------        -------        ---------
         Total other income and deductions                         1 335           -               1 335
                                                               ---------        -------        ---------

Income Before Interest Charges and
   Dividends on Preferred Securities                             137 685          3 324          141 009
                                                               ---------        -------        ---------

Interest Charges and Dividends
 on Preferred Securities:
   Interest on long-term debt                                     43 254           -              43 254
   Other interest                                                  7 850             37            7 887
   Allowance for borrowed funds used during
      construction                                                  (981)          -                (981)
   Dividends on company-obligated mandatorily
      redeemable preferred securities                              9 000           -               9 000
   Dividends on trust originated preferred
      securities                                                    -             9 063            9 063
                                                               ---------        -------        ---------
         Total interest charges and dividends
           on preferred securities                                59 123          9 100           68 223
                                                               ---------        -------        ---------

Net Income                                                        78 562         (5 776)          72 786
   Preferred stock dividends                                         483           -                 483
                                                               ---------        -------        ---------
Earnings Available for Common Stock                           $   78 079       $ (5 776)      $   72 303
                                                               =========        ========       =========



The accompanying notes are an integral part of the consolidated financial statements.



                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 4 of 35



              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                              ACTUAL AND PRO FORMA
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                   ------------------------------------------
                                 (IN THOUSANDS)

                                                                Actual         Adjustments
                                                              (Unaudited)    (See pages 5-6)  Pro Forma
                                                              -----------    ---------------  ---------

Balance at beginning of period                                $  285 213       $   -          $  285 213

Net income                                                        78 562         (5 776)          72 786

Cash dividends declared on common stock                          (90 000)          -             (90 000)

Cash dividends declared on cumulative
  preferred stock                                                   (483)          -                (483)

Other adjustments, net                                               (49)          -                 (49)
                                                               ---------        -------        ---------

Balance at end of period                                      $  273 243       $ (5 776)      $  267 467
                                                               =========        =======        =========




The accompanying notes are an integral part of the consolidated financial statements.



                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 5 of 35


              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                             (1)

Cash and temporary cash investments                        $125 000
        Trust originated preferred securities                          $125 000

To reflect the proposed  issuance of
$ 125 million trust originated preferred securities from time to time through December 31, 2000 by Met-Ed Capital Trust.
The trust originated preferred securities and dividend payments are to be unconditionally guaranteed by
Metropolitan Edison Company.

                                             (2)

Other deferred debits                                      $  1 815
        Cash and temporary cash investments                            $  1 815

To  reflect  the  underwriters   compensation
and  offering  expenses  paid  in
accordance with the Underwriting Agreements for Met-Ed Capital Trust.


                                             (3)

Other interest                                             $     37
        Other deferred debits                                           $    37

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years


                                             (4)

Dividends on trust originated preferred securities         $ 9 063
        Cash and temporary cash investments                             $ 9 063


To  reflect  the  annual  dividends
paid on the trust originated preferred securities by Met-Ed Capital Trust at an assumed rate of 7.25%.

                                                           Financial Statements
                                                           Item 6(b) 1-A
                                                           Page 6 of 35

              METROPOLITAN EDISON COMPANY AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                             (5)

Other Utility Plant, net                                   $15 476
        Obligations Under Capital Leases                               $15 476

To  record  the  potential  incremental
nuclear  fuel to be  leased  for  TMI-1
(proposed $50,000 limit less $34,524 of nuclear fuel subject to lease at March 31, 1998)
(SEC File No.70-8223).


                                             (6)

Fuel Expense                                               $   929
        Cash                                                           $   929

To record incremental rent expense on the proposed nuclear fuel lease at an annual rate of 6.0% (SEC File No.70-8223).


                                             (7)

Other operation and maintenance                            $    15
        Cash                                                           $    15

To record annual fees associated with
the proposed  nuclear fuel lease (SEC File
No.70-8223).


                                             (8)

Taxes accrued                                              $ 4 268
        Income taxes                                                   $ 4 268

To reflect the net decrease in the
provision for Federal and State income taxes at the rate of 41.5% attributable to interest payments on the proposed issuance of $128,866 subordinated debentures by
Metropolitan Electric Company to Met-Ed
Capital L.P. and to record the decrease in income taxes associated with the proposed nuclear fuel lease (SEC File No.70-8223).


                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page    7   of 35


                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)

                                                               Actual         Adjustments
                                                            (Unaudited)  (See pages 11-12)   Pro Forma
                                                            -----------  -----------------   ---------
ASSETS
Utility Plant:
   In Service, at original cost                             $11 239 028       $    -        $11 239 028
   Less, accumulated depreciation                             4 165 553            -          4 165 553
                                                             ----------        -----         ----------
      Net utility plant in service                            7 073 475            -          7 073 475
   Construction work in progress                                244 498            -            244 498
   Other, net                                                   170 970          61 193         232 163
                                                             ----------        --------      ----------
      Net utility plant                                       7 488 943          61 193       7 550 136
                                                             ----------        --------      ----------



Other Property and Investments:
   GPUI Group equity investments                                621 093            -            621 093
   Goodwill, net                                                588 811            -            588 811
   Nuclear decommissioning trusts, at market                    626 884            -            626 884
   Nuclear fuel disposal trust, at market                       110 978            -            110 978
   Other, net                                                   135 861            -            135 861
                                                             ----------         ------       ----------
      Total other property and investments                    2 083 627            -          2 083 627
                                                             ----------         ------       ----------



Current Assets:
   Cash and temporary cash investments                          130 555         224 341         354 896
   Special deposits                                              23 611            -             23 611
   Accounts receivable:
     Customers, net                                             279 673            -            279 673
     Other                                                      111 887            -            111 887
   Unbilled revenues                                            131 271            -            131 271
   Materials and supplies, at average cost or less:
     Construction and maintenance                               191 658            -            191 658
     Fuel                                                        40 758            -             40 758
   Deferred income taxes                                         44 669            -             44 669
   Prepayments                                                  104 349            -            104 349
                                                             ----------        --------      ----------
      Total current assets                                    1 058 431         224 341       1 282 772
                                                             ----------        --------      ----------



Deferred Debits and Other Assets:
   Regulatory assets:
     Income taxes recoverable through future
       rates                                                    521 780            -            521 780
      Three Mile Island Unit 2 deferred costs                   337 754            -            337 754
      Nonutility generation contract buyout costs               240 068            -            240 068
      Unamortized property losses                                96 355            -             96 355
      Other                                                     425 095            -            425 095
                                                             ----------        --------       ---------
      Total regulatory assets                                 1 621 052            -          1 621 052
   Deferred income taxes                                        431 112            -            431 112
   Other                                                        150 844           3 727         154 571
                                                             ----------        --------       ---------
     Total deferred debits and other assets                  2 203 008            3 727       2 206 735
                                                             ----------        --------       ---------



      Total Assets                                          $12 834 009       $ 289 261     $13 123 270
                                                             ==========        ========      ==========



The accompanying notes are an integral part of the consolidated financial statements.


                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 8 of 35


                       GPU, INC. AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
                        ACTUAL (UNAUDITED) AND PRO FORMA
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                                               Actual         Adjustments
                                                             (Unaudited)  (See pages 11-12)  Pro Forma
                                                             -----------  ----------------   ---------
LIABILITIES AND CAPITAL

Capitalization:
   Common stock                                              $   331 958       $    -       $   331 958
   Capital surplus                                             1 007 885            -         1 007 885
   Retained earnings                                           2 274 486         (12 781)     2 261 705
   Accumulated other comprehensive income/(loss)                 (14 733)           -           (14 733)
                                                               ----------        --------     ---------
 Total                                                         3 599 596         (12 781)     3 586 815
   Less, reacquired common stock, at cost                         80 326            -            80 326
                                                              ----------        --------     ----------
      Total common stockholders' equity                        3 519 270         (12 781)     3 506 489
   Cumulative preferred stock:
     With mandatory redemption                                    91 500            -            91 500
     Without mandatory redemptiom                                 66 478            -            66 478
   Subsidiary-obligated mandatorily redeemable
     preferred securities                                        330 000            -           330 000
   Trust originated preferred securities                            -            250 000        250 000
   Long-term debt                                              4 064 192            -         4 064 192
                                                              ----------        --------     ----------
     Total capitalization                                     8 071 440         237 219      8 308 659
                                                              ----------        --------     ----------

Current Liabilities:
   Securities due within one year                                423 640            -           423 640
   Notes payable                                                 299 618            -           299 618
   Obligations under capital leases                              131 276          61 193        192 469
   Accounts payable                                              415 629            -           415 629
   Taxes accrued                                                 150 782          (9 151)       141 631
   Interest accrued                                               51 470            -            51 470
   Deferred energy credits                                        23 984            -            23 984
   Other                                                         276 381            -           276 381
                                                              ----------        --------     ----------
      Total current liabilities                                1 772 780          52 042      1 824 822
                                                              ----------        --------     ----------

Deferred Credits and Other Liabilities:
   Deferred income taxes                                       1 572 001            -         1 572 001
   Unamortized investment tax credits                            120 761            -           120 761
   Three Mile Island Unit 2 future costs                         453 596            -           453 596
   Regulatory liabilities                                        102 768            -           102 768
   Other                                                         740 663            -           740 663
      Total deferred credits and other liabilities             2 989 789            -         2 989 789
                                                              ----------        --------     ----------


      Total Liabilities and Capitalization                   $12 834 009       $ 289 261    $13 123 270
                                                              ==========        ========     ==========




The accompanying notes are an integral part of the consolidated financial statements.




                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 9 of 35


                       GPU, INC. AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENT OF INCOME
                        ACTUAL (UNAUDITED) AND PRO FORMA
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                   ------------------------------------------
                                 (IN THOUSANDS)

                                                               Actual         Adjustments
                                                             (Unaudited)  (See pages 11-12)   Pro Forma
                                                              ----------  -----------------   ---------

Operating Revenues                                            $4 136 909     $     -         $4 136 909
                                                              ----------     -----------      ---------
Operating Expenses:
   Fuel                                                          398 415          3 672         402 087
   Power purchased and interchanged, net                       1 059 473           -          1 059 473
   Deferral of energy and capacity costs, net                     (2 228)          -             (2 228)
   Other operation and maintenance                             1 030 622             56       1 030 678
   Depreciation and amortization                                 479 664           -            479 664
   Taxes, other than income taxes                                320 775           -            320 775
                                                              ----------     -----------      ---------
         Total operating expenses                              3 286 721          3 728       3 290 449
                                                              ----------     -----------      ---------

Operating income before income taxes                             850 188         (3 728)        846 460
   Income taxes                                                  205 987         (9 151)        196 836
                                                              ----------     ----------      ---------
Operating income                                                 644 201          5 423         649 624
                                                              ----------     ----------      ----------

Other Income and Deductions:
   Allowance for other funds used during
      construction                                                    47           -                 47
   Equity in undistributed earnings/(losses) of
      affiliates                                                 (41 676)          -            (41 676)
   Other income, net                                              44 434           -             44 434
   Income taxes                                                   16 093           -             16 093
                                                              ----------     ----------      ----------
         Total other income and deductions                        18 898           -             18 898
                                                              ----------     ----------      ----------

Income Before Interest Charges and
   Preferred Dividends                                           663 099          5 423         668 522
                                                              ----------     ----------      ----------

Interest Charges and Preferred Dividends:
   Interest on long-term debt                                    274 479           -            274 479
   Other interest                                                 37 520             78          37 598
   Allowance for borrowed funds used during
      construction                                                (5 394)          -             (5 394)
   Dividends on company-obligated mandatorily
      redeemable preferred securities                             28 888           -             28 888
   Dividends on trust originated preferred
      securities                                                    -            18 126          18 126
   Preferred stock dividends of subsidiaries, net
      of gain on reacquisition                                    12 072           -             12 072
                                                              ----------     ----------      ----------
         Total interest charges and preferred
           Dividends                                             347 565         18 204         365 769
                                                              ----------     ----------      ----------

Minority interest net (income)/loss                                1 691           -              1 691
                                                              ----------     ----------      ----------

Net Income                                                    $  313 843     $  (12 781)     $  301 062
                                                               =========     ==========       =========



The accompanying notes are an integral part of the consolidated financial statements.


                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 10 of 35


                       GPU, INC. AND SUBSIDIARY COMPANIES
                   CONSOLIDATED STATEMENT OF RETAINED EARNINGS
                              ACTUAL AND PRO FORMA
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1998
                   ------------------------------------------
                                 (IN THOUSANDS)

                                                                Actual         Adjustments
                                                              (Unaudited)   (See pages 11-12)  Pro Forma
                                                              -----------   ----------------- ----------

Balance at beginning of period                                $2 209 254      $     -        $2,209 254

   Net income                                                    313 843         (12 781)       301 062

   Cash dividends declared on common stock                      (241 517)           -          (241 517)

   Other adjustments, net                                         (7 094)           -            (7 094)
                                                              ----------        -------      ----------

Balance at end of period                                      $2 274 486      $  (12 781)    $2 261 705
                                                              ==========        ========     ==========




The accompanying notes are an integral part of the consolidated financial statements.

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 11 of 35


                              GPU, INC. AND SUBSIDIARY COMPANIES
                                  PRO FORMA JOURNAL ENTRIES
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                             (1)

Cash and temporary cash investments                        $250 000
        Trust originated preferred securities                          $250 000

To reflect the proposed  issuance of
$125 million trust originated preferred securities from time to time through December 31, 2000 by Met-Ed Capital Trust and Penelec Capital Trust, respectively.
The  trust  originated  preferred
securities and dividend payments are to be unconditionally guaranteed by
Metropolitan Electric Company and
Pennsylvania Electric Company.


                                             (2)

Other deferred debits                                      $  3 805
        Cash and temporary cash investments                            $  3 805

To  reflect  the  underwriters   compensation
and  offering  expenses  paid  in
accordance with the Underwriting Agreements for Met-Ed Capital Trust and Penelec Capital Trust.


                                             (3)

Other interest                                             $     78
        Other deferred debits                                          $    78

To reflect the annual amortization of the deferred underwriters compensation and offering expenses which are being amortized over 49 years.


                                             (4)

Dividends on trust originated preferred securities         $18 126
        Cash and temporary cash investments                            $18 126

To reflect the annual dividends paid on the trust originated preferred securities of Met-Ed Capital Trust (7.25%) and Penelec Capital Trust (7.25%).

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 12 of 35


                       GPU, INC. AND SUBSIDIARY COMPANIES
                            PRO FORMA JOURNAL ENTRIES
                                AT MARCH 31, 1998
                                -----------------
                                 (IN THOUSANDS)


                                             (5)

Other Utility Plant, net                                   $61 193
        Obligations Under Capital Leases                               $61 193

To record the potential incremental nuclear fuel to be leased for TMI-1 and Oyster Creek (proposed
$190,000 limit less $128,807 of nuclear fuel subject to lease at March 31, 1998) (SEC File No.70-8223).


                                             (6)

Fuel Expense                                               $ 3 672
        Cash                                                           $ 3 672

To record incremental rent expense on the proposed nuclear fuel lease at an annual rate of 6.0%
(SEC File No.70-8223).



                                             (7)

Other operation and maintenance                            $    56
        Cash                                                           $    56

To record annual fees associated with the proposed nuclear fuel lease (SEC File No.70-8223).


                                             (8)

Taxes accrued                                              $ 9 151
        Income taxes                                                   $ 9 151

To reflect the net decrease in the provision for Federal and State income taxes at the rate of 41.5% attributable to interest payments on the proposed issuance of $257,732 subordinated debentures by Metropolitan Electric Company and Pennsylvania
Electric  Company to Met-Ed Capital L.P. and Penelec
Capital L.P., respectively, and to record the decrease in income taxes associated with the proposed nuclear fuel lease (SEC File No.70-8223).

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 13 of 35



                                    GPU, INC.
               COMBINED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               ---------------------------------------------------


      GPU, Inc., a Pennsylvania corporation, is a holding company registered under the Public Utility Holding Company Act of 1935. GPU, Inc. does not directly operate any utility properties, but owns all the outstanding common stock of three domestic electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company (JCP&L) -- and Pennsylvania -- Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec). The customer service, transmission and distribution operations of these electric utilities are conducting business under the name GPU Energy. JCP&L, Met-Ed and Penelec considered together are referred to as the "GPU Energy companies." The generation operations of the GPU Energy companies are conducted by GPU Generation, Inc. (Genco) and GPU Nuclear, Inc. (GPUN). GPU, Inc. also owns all the common stock of GPU International, Inc., GPU Power, Inc. and GPU Electric, Inc. which develop, own and operate generation, transmission and distribution facilities in the United States and in foreign countries. Collectively, these are referred to as the "GPUI Group." Other wholly-owned subsidiaries of GPU, Inc. are GPU Advanced Resources, Inc. (GPU AR), a subsidiary engaging in energy services and retail energy sales; GPU Telcom Services, Inc. (GPU Telcom), a subsidiary engaging in certain telecommunications-related businesses; and GPU Service, Inc. (GPUS), which provides certain legal, accounting, financial and other services to the GPU companies. All of these companies considered together are referred to as "GPU."

      These notes should be read in conjunction with the notes to consolidated financial statements included in the 1997 Annual Report on Form 10-K. The December 31, 1997 balance sheet data contained in the attached financial statements was derived from audited financial statements. For disclosures required by generally accepted accounting principles, see the 1997 Annual Report on Form 10-K.


1.    COMMITMENTS AND CONTINGENCIES


                     COMPETITION AND THE CHANGING REGULATORY ENVIRONMENT
                     ---------------------------------------------------

The Emerging Competitive Market and Stranded Costs:
---------------------------------------------------

     The current market price of electricity being below the cost of some utility-owned generation and power purchase commitments, combined with the ability of some customers to choose their energy suppliers, has created the potential for stranded costs in the electric utility industry. These stranded costs, while potentially recoverable in a regulated environment, are at risk in a deregulated and competitive environment. Met-Ed and Penelec estimate that their total above-market costs related to power purchase commitments, company-owned generation, generating plant decommissioning, regulatory assets and transition expenses, on a present value basis at year-end 1998, are $1.5 billion and $1.2 billion, respectively. JCP&L estimates that its total above-

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 14 of 35

market costs related to power purchase commitments and company-owned generation, on a present value basis at September 30, 1998, is $1.6 billion. The $1.6 billion excludes above-market generation costs related to the Oyster Creek Nuclear Generating Station (Oyster Creek). In July 1997, JCP&L proposed, in its restructuring plans filed with the New Jersey Board of Public Utilities (NJBPU), recovery of its remaining Oyster Creek plant investment as a regulatory asset, through a nonbypassable charge to customers (see Management's Discussion and Analysis - Competitive Environment). At March 31, 1998, JCP&L's net investment in Oyster Creek was $710 million. These estimates are subject to significant uncertainties including the future market price of both electricity and other competitive energy sources, as well as the timing of when these above-market costs become stranded due to customers choosing another supplier. The restructuring legislation in Pennsylvania and the Energy Master Plan (NJEMP) in New Jersey provide mechanisms for utilities to recover, subject to regulatory approval, their above-market costs. These regulatory recovery mechanisms in Pennsylvania and New Jersey differ, but should allow for the recovery of non-mitigable above-market costs through either distribution charges or separate nonbypassable charges to customers.

     In June 1997, Met-Ed and Penelec filed with the Pennsylvania Public Utility Commission (PaPUC) their proposed restructuring plans to implement competition and customer choice in Pennsylvania as required by the comprehensive restructuring legislation enacted in 1996. Highlights of these plans are presented in the Competitive Environment section of Management's Discussion and Analysis. In May 1998, an Administrative Law Judge (ALJ) issued Recommended Decisions in Met-Ed and Penelec's restructuring proceedings. Met-Ed and Penelec are continuing to analyze the ALJ's recommendations, which do not contain detailed schedules recommending proposed amounts of stranded cost disallowances, cost allocations or other rate matters. Accordingly, management is unable to assess the full implications of the Decisions at this time. The major elements of the ALJ's Decisions are presented in the Competitive Environment section of Management's Discussion and Analysis. Met-Ed and Penelec intend to file exceptions to a number of the ALJ's recommendations by May 20, 1998. The PaPUC is scheduled to take nonbinding polls on June 4, 1998 on the Recommended Decisions and issue final orders on June 25, 1998.

     Based on preliminary review and analysis of the Recommended Decisions, management believes that if the PaPUC were to adopt the ALJ's recommendations in substantial part (in particular, the proposed reduction of T&D rates), it would have a material adverse effect on Met-Ed and Penelec's stranded cost recovery and future earnings, except to the extent offset by spending reductions. There can be no assurance as to the outcome of these proceedings.

     In July 1997, JCP&L filed with the NJBPU its proposed restructuring plan for a competitive electric marketplace in New Jersey as required by the NJEMP. Highlights of this plan are presented in the Competitive Environment section of Management's Discussion and Analysis. Although the NJBPU has stated that it intends to complete its review of JCP&L's plan so as to permit retail competition to begin in October 1998, this would require enacting legislation which has not yet been introduced. Management believes it is unlikely that legislation could be enacted in time for retail competition to begin in 1998.

     In October  1997,  GPU  announced its intention to begin a process to sell,
through  a  competitive   bid  process,   up  to  all  of  the  fossil-fuel and
hydroelectric generating facilities owned by the GPU Energy companies. The

                                                          Financial Statements
                                                          Item 6(b) 1-B
                                                          Page 15 of 35

current schedule, which is subject to change, calls for initial non-binding bids due in June 1998, selection of a short list of bidders in July 1998 and final bid submission in October 1998. It is anticipated that definitive purchase agreements will be entered into in November 1998 and the divestiture completed by mid-1999, subject to the timely receipt of the necessary regulatory and other approvals. For additional information, see Other Commitments and Contingencies.

     In 1996, the Federal Energy Regulatory Commission (FERC) issued Order 888, which permits electric utilities to recover their legitimate and verifiable stranded costs incurred when a wholesale customer purchases power from another supplier using the utility's transmission system. In addition, Pennsylvania adopted comprehensive legislation in 1996 which provides for the restructuring of the electric utility industry and will permit utilities the opportunity to recover their prudently incurred stranded costs through a PaPUC-approved competitive transition charge, subject to certain conditions, including that utilities attempt to mitigate these costs. In 1997, the NJBPU released Phase II of the NJEMP, which proposes that New Jersey electric utilities should have an opportunity to recover their stranded costs associated with generating capacity commitments and caused by electric retail competition, provided that they attempt to mitigate these costs. There can be no assurance as to the extent that stranded costs will be recoverable in Pennsylvania and New Jersey. (For additional information, see Management's Discussion and Analysis Competitive Environment).

     The inability of the GPU Energy companies to recover their stranded costs in whole or in part could result in the recording of liabilities for above-market nonutility generation (NUG) costs and writedowns of uneconomic generation plant and regulatory assets recorded in accordance with Statement of Financial Accounting Standards No. 71 (FAS 71), "Accounting for the Effects of Certain Types of Regulation." Decommissioning costs, for which a liability may have to be recorded (see Nuclear Plant Retirement Costs), and the corresponding regulatory asset for amounts recoverable from customers, could also be subject to writedowns. The inability to recover these stranded costs would have a material adverse effect on GPU's results of operations. (See additional discussion of stranded costs in Management's Discussion and Analysis - Competitive Environment).

Nonutility Generation Agreements:

     Pursuant to the requirements of the federal Public Utility Regulatory Policies Act (PURPA) and state regulatory directives, the GPU Energy companies have entered into power purchase agreements with NUGs for the purchase of energy and capacity for remaining periods of up to 23 years. The following table shows actual payments from 1995 through 1997, and estimated payments from 1998 through 2002.

                          Payments Under NUG Agreements
                          -----------------------------
                                  (in Millions)
                                      Total         JCP&L     Met-Ed    Penelec
                                      -----         -----    -------    -------

      1995                             $670         $381     $131       $158
      1996                              730          370      168        192
      1997                              759          384      172        203
   *  1998                              783          393      173        217
      1999                              789          395      167        227

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 16 of 35

      2000                              860          402      208        250
      2001                              887          411      237        239
      2002                              908          423      246        239

* The 1998 amounts consist of actual payments through March 31, 1998 and estimated payments for the remainder of the year.

     As of March 31, 1998, facilities covered by agreements having 1,666 MW (JCP&L 905 MW; Met-Ed 356 MW; Penelec 405 MW) of capacity were in service. While a few of these NUG facilities are dispatchable, most are must-run and generally obligate the GPU Energy companies to purchase, at the contract price, the output up to the contract limits.
Substantially all unbuilt NUG
facilities for which the GPU Energy companies have executed agreements are fully dispatchable.

     The emerging competitive generation market has created uncertainty regarding the forecasting of the companies' energy supply needs, which has caused the GPU Energy companies to change their supply strategy to seek shorter-term agreements offering more flexibility. The GPU Energy companies' future supply plan will likely focus on short- to intermediate-term commitments and reliance on spot market purchases. The projected cost of energy from new generation supply sources has also decreased due to improvements in power plant technologies and lower forecasted fuel prices. As a result of these developments, the rates under virtually all of the GPU Energy companies' NUG agreements for facilities currently in operation are substantially in excess of current and projected prices from alternative sources.

     The GPU Energy companies are seeking to reduce the above-market costs of these NUG agreements by: (1) attempting to convert must-run agreements to dispatchable agreements; (2) attempting to renegotiate prices of the agreements;
(3) offering contract buyouts (see Management's Discussion and Analysis - The GPU Energy Companies' Supply Plan,); and (4) initiating proceedings before federal and state agencies, and in the courts, where appropriate. In addition, the GPU Energy companies intend to avoid, to the maximum extent practicable, entering into any new NUG agreements that are not needed or not consistent with current market pricing, and are supporting legislative efforts to repeal PURPA. These efforts may result in claims against GPU for substantial damages. There can be no assurance as to the extent to which these efforts will be successful in whole or in part.

     In 1997, Met-Ed and Penelec issued requests for proposals (RFPs) to 24 NUG projects which currently supply a total of approximately 760 MW under power purchase agreements. The RFPs requested the NUGs to propose buyouts, buydowns and/or restructurings of current power purchase contracts in return for cash payments. In January 1998, Met-Ed and Penelec entered into definitive buyout agreements with two bidders. The PaPUC is considering Met-Ed and Penelec's requests for approval of these agreements as part of their pending restructuring proceedings.

     In February 1997, Met-Ed and Penelec entered into revised power purchase agreements with AES Power Corporation (AES) for 377 MW and 80 MW of capacity and related energy, respectively, related to a combined-cycle generating facility that AES plans to construct in Pennsylvania. Met-Ed and Penelec have paid $63.4 million and $5 million, respectively, to previous developers and AES to terminate the original power purchase agreements. In July 1997, the

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 17 of 35

PaPUC ordered that the issue of recovery of the related buyout costs and approval of the revised power purchase agreements with AES be considered in Met-Ed and Penelec's restructuring proceedings. If the revised power purchase agreements with AES are not approved by the PaPUC, Met-Ed and Penelec have agreed to pay AES up to an additional $28 million and $5 million, respectively.

     This discussion of "Nonutility Generation Agreements" contains estimates which are based on current knowledge and expectations of the outcome of future events. The estimates are subject to significant uncertainties, including changes in fuel prices, improvements in technology, the changing regulatory environment and the deregulation of the electric utility industry.

     The GPU Energy companies are recovering certain of their NUG costs (including certain buyout costs) from customers. Although the recently enacted legislation in Pennsylvania and the NJEMP in New Jersey both include provisions for the recovery of costs under NUG agreements and certain NUG buyout costs, there can be no assurance that the GPU Energy companies will continue to be able to recover similar costs which may be incurred in the future. (See Management's Discussion and Analysis - Competitive Environment for additional discussion.)

Regulatory Assets and Liabilities:
----------------------------------
     Regulatory Assets and Regulatory Liabilities, as reflected in the March 31, 1998 and December 31, 1997 Consolidated Balance Sheets in accordance with the provisions of FAS 71, "Accounting for the Effects of Certain Types of Regulation", were as follows:

GPU, Inc. and Subsidiary Companies                     Assets (in thousands)
----------------------------------                 ----------------------------
                                                     March 31,      December 31,
                                                       1998             1997
                                                  -------------     --------
Income taxes recoverable through
  future rates                                      $  521,780       $  510,680
Three Mile Island Unit 2 (TMI-2) deferred costs        337,754          345,326
Nonutility generation contract buyout costs            240,068          245,568
Unamortized property losses                             96,355           99,532
Other postretirement benefits                           88,519           89,569
Environmental remediation                               71,807           90,308
N.J. unit tax                                           38,204           39,797
Unamortized loss on reacquired debt                     39,280           40,489
Load and demand-side management programs                18,414           23,164
N.J. low-level radwaste disposal                        29,653           31,479
DOE enrichment facility decommissioning                 32,377           33,472
Nuclear fuel disposal fee                               20,688           21,512
Storm damage                                            30,215           31,097
Nonutility generation costs                             32,163           24,857
Other                                                   23,775           22,402
                                                     ---------        ---------
     Total                                          $1,621,052       $1,649,252
                                                     =========        =========

                                                     Liabilities (in thousands)
                                                     --------------------------
                                                    March 31,       December 31,
                                                       1998              1997
                                                    ----------        -------
Income taxes refundable through
  future rates                                      $   87,568       $   89,247
Other                                                   15,200           12,527
                                                     ---------        ---------
     Total                                          $  102,768       $  101,774
                                                     =========        =========

                                                            Financial Statements
                                                            Item 6(b) 1-B
                                                            Page 18 of 35


JCP&L                                                 Assets (in thousands)
-----                                                 ---------------------
                                                     March 31,     December 31,
                                                       1998             1997
                                                  -------------     --------
Income taxes recoverable through
  future rates                                      $  136,853       $  128,111
TMI-2 deferred costs                                   102,059          109,498
Nonutility generation contract buyout costs            137,500          140,500
Unamortized property losses                             91,641           94,726
Other postretirement benefits                           48,977           49,807
Environmental remediation                               41,683           61,324
N.J. unit tax                                           38,204           39,797
Unamortized loss on reacquired debt                     28,029           28,729
Load and demand-side management programs                18,414           23,164
N.J. low-level radwaste disposal                        29,653           31,479
DOE enrichment facility decommissioning                 20,439           21,223
Nuclear fuel disposal fee                               23,045           23,781
Storm damage                                            30,215           31,097
Other                                                    1,934            2,466
                                                     ---------        ---------
     Total                                          $  748,646       $  785,702
                                                     =========        =========

                                                   Liabilities (in thousands)
                                                   --------------------------
                                                     March 31,      December 31,
                                                       1998             1997
                                                  -------------       --------
Income taxes refundable through
  future rates                                      $   36,861       $   37,759
Other                                                   14,129           11,467
                                                     ---------        ---------
     Total                                          $   50,990       $   49,226
                                                     =========        =========


Met-Ed                                                Assets (in thousands)
------                                                ---------------------
                                                     March 31,     December 31,
                                                       1998             1997
                                                  -------------       --------
Income taxes recoverable through
  future rates                                      $  182,303       $  178,927
TMI-2 deferred costs                                   145,032          146,290
Nonutility generation contract buyout costs             73,868           76,368
Unamortized property losses                              2,579            2,650
Other postretirement benefits                           39,542           39,762
Environmental remediation                                4,121            4,121
Unamortized loss on reacquired debt                      5,134            5,329
DOE enrichment facility decommissioning                  7,959            8,166
Nuclear fuel disposal fee                               (1,540)          (1,511)
Nonutility generation costs                             12,602           10,265
Other                                                    5,589            4,515
                                                     ---------        ---------
     Total                                          $  477,189       $  474,882
                                                     =========        =========

                                                    Liabilities (in thousands)
                                                    --------------------------
                                                    March 31,      December 31,
                                                       1998             1997
                                                    -------------     --------
Income taxes refundable through
  future rates                                      $   21,393       $   21,749
Other                                                    2,393            2,446
                                                     ---------        ---------
     Total                                          $   23,786       $   24,195
                                                     =========        =========

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 19 of 35

Penelec                                              Assets (in thousands)
-------                                              ---------------------
                                                     March 31,     December 31,
                                                      1998             1997
                                                    -------------     --------
Income taxes recoverable through
  future rates                                     $  202,624       $  203,642
TMI-2 deferred costs                                   90,663           89,538
Nonutility generation contract buyout costs            28,700           28,700
Unamortized property losses                             2,135            2,156
Environmental remediation                              26,003           24,863
Unamortized loss on reacquired debt                     6,117            6,431
DOE enrichment facility decommissioning                 3,979            4,083
Nuclear fuel disposal fee                                (817)            (758)
Nonutility generation costs                            19,561           14,592
Other                                                  17,684           16,853
                                                    ---------        ---------
     Total                                         $  396,649       $  390,100
                                                    =========        =========

                                                  Liabilities (in thousands)
                                                  --------------------------
                                                    March 31,      December 31,
                                                      1998             1997
                                                 -------------     --------
Income taxes refundable through
  future rates                                     $   29,314       $   29,739
Other                                                     110               46
                                                    ---------        ---------
     Total                                         $   29,424       $   29,785
                                                    =========        =========


Income taxes recoverable/refundable through future rates: Represents amounts deferred due to the implementation of FAS 109, "Accounting for Income Taxes," in 1993.

TMI-2 deferred costs: Represents costs that are recoverable through rates for the GPU Energy companies' remaining investment in the plant and fuel core, radiological decommissioning and the cost of removal of nonradiological structures and materials in accordance with the 1995 site-specific study (in 1998 dollars) and JCP&L's share of long-term monitored storage costs. For additional information, see Nuclear Plant Retirement Costs.

Nonutility generation contract buyout costs: Represents amounts incurred for terminating power purchase contracts with NUGs, for which rate recovery has been granted or is probable (see Management's Discussion and Analysis - The GPU Energy Companies' Supply Plan).

Unamortized property losses: Consists mainly of costs associated with JCP&L's Forked River project, which are included in rates.

Other postretirement benefits: Includes costs associated with the adoption of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which are deferred in accordance with Emerging Issues Task Force
(EITF) Issue 92-12, "Accounting for OPEB Costs by Rate-Regulated Enterprises."

Environmental remediation: Consists of amounts related to the investigation and remediation of several manufactured gas plant sites formerly owned by JCP&L, as well as several other JCP&L sites; Penelec's Seward station property; and future closure costs of various ash disposal sites for the GPU Energy companies. For additional information, see Environmental Matters.

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 20 of 35

N.J. unit tax: Represents certain state taxes, with interest, for which JCP&L received NJBPU approval in 1993 to recover over a ten-year period.

Unamortized loss on reacquired debt: Represents premiums and expenses incurred in the early redemption of long-term debt. In accordance with FERC regulations, reacquired debt costs are amortized over the remaining original life of the retired debt.

Load and demand-side management (DSM) programs: Consists of load management costs and other DSM program expenditures that are currently being recovered, with interest, through JCP&L's retail base rates and demand-side factor. Also includes provisions for lost revenues between base rate cases and performance incentives.

N.J. low-level radwaste disposal: Represents the estimated assessment for the siting of a disposal facility for low-level waste from Oyster Creek, less amortization, as allowed in JCP&L's rates.

Department of Energy (DOE) enrichment facility decommissioning: Represents payments to the DOE over a 15-year period which began in 1994.

Nuclear fuel disposal fee: Represents amounts recoverable through rates for estimated future disposal costs for spent nuclear fuel at Oyster Creek and Three Mile Island Unit 1 (TMI-1) in accordance with the Nuclear Waste Policy Act of 1982.

Storm damage: Relates to incremental noncapital costs associated with various storms in the JCP&L service territory that are not recoverable through insurance. These amounts were deferred based upon past rate recovery precedent. An annual amortization amount is included in JCP&L's retail base rates and is charged to expense.

Nonutility generation costs: Represents incremental NUG operating costs incurred above amounts reflected in Met-Ed and Penelec's current rates, for which rate recovery is probable but has not yet been granted (see Management's Discussion and Analysis - Competitive Environment).

     Amounts related to the decommissioning of TMI-1 and Oyster Creek, which are not included in Regulatory assets on the Consolidated Balance Sheets, are separately disclosed in the Nuclear Plant Retirement Costs section.

Accounting Matters:

     Historically, electric utility rates have been based on a utility's costs. As a result, the GPU Energy companies account for the economic effects of cost-based ratemaking regulation under the provisions of FAS 71. FAS 71 requires regulated entities, in certain circumstances, to defer as regulatory assets, the impact on operations of costs expected to be recovered in future rates. At March 31, 1998, GPU has recorded on the Consolidated Balance Sheets $1.6 billion in regulatory assets in accordance with FAS 71 (see Regulatory Assets and Liabilities section of Competition and the Changing Regulatory Environment).

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 21 of 35

     In response to the continuing deregulation of the electric utility industry, the Securities and Exchange Commission (SEC) questioned the continued applicability of FAS 71 by investor-owned utilities with respect to their electric generation operations.

     In response to the concerns expressed by the Staff of the SEC, the Financial Accounting Standards Board's (FASB) EITF agreed to discuss the issues surrounding the continued applicability of FAS 71 to the electric utility industry. In 1997, the EITF met to discuss these issues and concluded that utilities are no longer subject to FAS 71, for the generation portion of their business, as soon as they know details of their individual transition plans. The EITF also concluded that utilities can continue to carry previously recorded regulated assets, as well as any newly established regulated assets (including those related to generation), on their balance sheets if regulators have guaranteed a regulated cash flow stream to recover the cost of these assets. While the EITF's consensus must be complied with, the SEC has the final regulatory authority for accounting by public companies.

     In light of retail  access  legislation  enacted  in  Pennsylvania  and the
NJBPU's final findings and recommendations, the GPU Energy companies believe they will no longer meet the requirements for continued application of FAS 71, for the generation portion of their business, by no later than mid-1998 for Met-Ed and Penelec, and October 1998 for JCP&L, the expected approval dates of their restructuring plans filed with state regulators. Once the GPU Energy companies are able to determine that the generation portion of their operations is no longer subject to the provisions of FAS 71, the related regulatory assets, net of regulatory liabilities, would, to the extent that recovery is not provided for through their respective restructuring plans, have to be written off and charged to expense. Additional depreciation expense would have to be recorded for any differences created by the use of a regulated depreciation method that is different from that which would have been used under generally accepted accounting principles for enterprises in general. In addition, write-downs of plant assets could be required in accordance with FAS 121, "Accounting for the Impairment of Long-Lived Assets," discussed below.

     Additionally, the inability of the GPU Energy companies to recover their above-market costs of power purchase commitments, in whole or in part, could result in the recording of liabilities and corresponding charges to expense. The amount of charges resulting from the discontinuation of FAS 71 will depend on the final outcome of the GPU Energy companies' individual restructuring proceedings, and could have a material adverse effect on GPU's results of operations and financial position.

     In December 1997, the PaPUC rejected PECO Energy Company's (PECO) restructuring settlement and approved an alternate plan for PECO based on its findings in that case. PECO took a pre-tax charge to 1997 income of $3.1 billion reflecting the effects of the PaPUC order. Met-Ed and Penelec believe that the PaPUC's decision in the PECO case was based on the specific facts and circumstances of that proceeding. Met-Ed and Penelec further believe that they have demonstrated in their restructuring proceedings ample evidence to distinguish sufficiently their cases from PECO's and that the PaPUC should not, therefore, apply its findings in the PECO case to their pending restructuring plans. If, however, the PaPUC were to apply these findings, it would have a material adverse impact on Met-Ed and Penelec's stranded cost recovery, restructuring proceedings and future earnings.

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 22 of 35

     In April 1998, PECO and other parties to PECO's restructuring proceeding, including Met-Ed and Penelec, filed a joint petition for settlement (Joint Petition) with the PaPUC. The Joint Petition represents a comprehensive settlement that resolves numerous issues on appeal by the parties to the settlement, including an agreement by Met-Ed, Penelec and PECO to withdraw from each others respective restructuring cases. Additionally, PECO has agreed not to participate when the PaPUC reviews Met-Ed and Penelec's sale of their generating facilities. The Joint Petition was tentatively approved by the PaPUC and the final vote is currently scheduled for May 14, 1998. There can be no assurance as to the outcome of this matter.

     Should the restructuring proceedings in New Jersey and Pennsylvania result in substantial disallowance of certain capital additions; the disallowance of certain stranded costs; reduction in cost of capital allowances on certain elements of plant and cost deferrals; and tariff rate unbundling reflecting an allocation of costs to the transmission and distribution activities lower than that proposed by the GPU Energy companies, management believes that the outcome of these proceedings would have a material adverse effect on GPU's future earnings.

     FAS 121 requires that regulatory assets meet the recovery criteria of FAS 71 on an ongoing basis in order to avoid a write-down. In addition, FAS 121 requires that long-lived assets, identifiable intangibles, capital leases and goodwill be reviewed for impairment whenever events occur or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. FAS 121 also requires the recognition of impairment losses when the carrying amounts of those assets are greater than the estimated cash flows expected to be generated from the use and eventual disposition of the assets. The effects of FAS 121 have not been material to GPU's results of operations.

                               NUCLEAR FACILITIES
                               ------------------

      The GPU Energy companies have made investments in three major nuclear projects -- TMI-1 and Oyster Creek, both of which are operating generation facilities, and TMI-2, which was damaged during a 1979 accident. TMI-1 and TMI-2 are jointly owned by JCP&L, Met-Ed and Penelec in the percentages of 25%, 50% and 25%, respectively. Oyster Creek is owned by JCP&L. At March 31, 1998 and December 31, 1997, the GPU Energy companies' net investment in TMI-1 and Oyster Creek, including nuclear fuel, was as follows:

                                          Net Investment (in millions)
                                          ----------------------------
                                          TMI-1       Oyster Creek
                                          -----       ------------
             March 31, 1998
             --------------
             JCP&L                        $152              $710
             Met-Ed                        293                 -
             Penelec                       143                 -
                                           ---               ---
               Total                      $588              $710
                                           ===               ===

                                          Net Investment (in millions)
                                          ----------------------------
                                          TMI-1       Oyster Creek
                                          -----       ------------
             December 31, 1997
             -----------------
             JCP&L                        $155              $701
             Met-Ed                        300                 -
             Penelec                       147                 -
                                           ---               ---
               Total                      $602              $701
                                           ===               ===

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 23 of 35

     The GPU Energy companies' net investment in TMI-2 at March 31, 1998 and December 31, 1997 was $82 million and $84 million, respectively (JCP&L $74 million and $76 million, respectively; Met-Ed $1 million and $1 million, respectively; Penelec $7 million and $7 million, respectively). JCP&L is collecting revenues for TMI-2 on a basis which provides for the recovery of its remaining investment in the plant by 2008. Met-Ed and Penelec are collecting revenues for TMI-2 related to their wholesale customers.

     Costs associated with the operation, maintenance and retirement of nuclear plants have continued to be significant and less predictable than costs associated with other sources of generation, in large part due to changing regulatory requirements, safety standards, availability of nuclear waste disposal facilities and experience gained in the construction and operation of nuclear facilities. The GPU Energy companies may also incur costs and experience reduced output at their nuclear plants because of the prevailing design criteria at the time of construction and the age of the plants' systems and equipment. In addition, for economic or other reasons, operation of these plants for the full term of their operating licenses cannot be assured. Also, not all risks associated with the ownership or operation of nuclear facilities may be adequately insured or insurable. Consequently, the recovery of costs associated with nuclear projects, including replacement power, any unamortized investment at the end of each plant's useful life (whether scheduled or premature), the carrying costs of that investment and retirement costs, is not assured.
(See Competition and the Changing Regulatory Environment.)

     In addition to the continued operation of the Oyster Creek facility, JCP&L is exploring the sale or early retirement of the plant to mitigate costs associated with its continued operation. JCP&L is exploring these options due to the plant's high cost of generation compared to the current market price of electricity. If a decision is made to retire the plant early, retirement would likely occur in 2000. Although management believes that the current rate structure would allow for the recovery of and return on its net investment in the plant and provide for decommissioning costs, there can be no assurance that such costs will be fully recoverable. (See Management's Discussion and Analysis
- Competitive Environment).

     The GPU Energy companies have also entered into a confidentiality agreement with a potential purchaser of TMI-1. Unlike Oyster Creek, however, the early retirement of TMI-1 is not being considered because of its lower operating costs. In the event that TMI-1 is sold, there can be no assurance of full recovery of its remaining investment.

TMI-2:

     The 1979 TMI-2 accident resulted in individual claims for alleged personal injury (including claims for punitive damages), which are material in amount, have been asserted against GPU, Inc. and the GPU Energy companies. Approximately 2,100 of such claims were filed in the United States District Court for the Middle District of Pennsylvania. Some of the claims also seek recovery for injuries from alleged emissions of radioactivity before and after the accident.

     At the time of the TMI-2 accident, as provided for in the Price-Anderson Act, the GPU Energy companies had (a) primary financial protection in the form of insurance policies with groups of insurance companies providing an aggregate of $140 million of primary coverage, (b) secondary financial

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 24 of 35

protection in the form of private liability insurance under an industry retrospective rating plan providing for up to an aggregate of $335 million in premium charges under such plan, and (c) an indemnity agreement with the NRC for up to $85 million, bringing their total financial protection up to an aggregate of $560 million. Under the secondary level, the GPU Energy companies are subject to a retrospective premium charge of up to $5 million per reactor, or a total of $15 million (JCP&L $7.5 million; Met-Ed $5 million; Penelec $2.5 million).

     In October 1995, the U.S. Court of Appeals for the Third Circuit ruled that the Price-Anderson Act provides coverage under its primary and secondary levels for punitive as well as compensatory damages, but that punitive damages could not be recovered against the Federal Government under the third level of financial protection. In so doing, the Court of Appeals referred to the "finite fund" (the $560 million of financial protection under the Price-Anderson Act) to which plaintiffs must resort to get compensatory as well as punitive damages.

     The Court of Appeals also ruled that the standard of care owed by the defendants to a plaintiff was determined by the specific level of radiation which was released into the environment, as measured at the site boundary, rather than as measured at the specific site where the plaintiff was located at the time of the accident (as the defendants proposed). The Court of Appeals also held that each plaintiff still must demonstrate exposure to radiation released during the TMI-2 accident and that such exposure had resulted in injuries. In 1996, the U.S. Supreme Court denied petitions filed by GPU, Inc. and the GPU Energy companies to review the Court of Appeals' rulings.

     In June 1996, the District Court granted a motion for summary judgment filed by GPU, Inc. and the GPU Energy companies, and dismissed all of the 2,100 pending claims. The Court ruled that there was no evidence which created a genuine issue of material fact warranting submission of plaintiffs' claims to a jury. The plaintiffs have appealed the District Court's ruling to the Court of Appeals for the Third Circuit, before which the matter is pending. There can be no assurance as to the outcome of this litigation.

     Based on the above, GPU, Inc. and the GPU Energy companies believe that any liability to which they might be subject by reason of the TMI-2 accident will not exceed their financial protection under the Price-Anderson Act.


                         NUCLEAR PLANT RETIREMENT COSTS
                         ------------------------------

     Retirement costs for nuclear plants include decommissioning the radiological portions of the plants and the cost of removal of nonradiological structures and materials. The disposal of spent nuclear fuel is covered separately by contracts with the DOE.

     In 1990, the GPU Energy companies submitted a report, in compliance with NRC regulations, setting forth a funding plan (employing the external sinking fund method) for the decommissioning of their nuclear reactors. Under this plan, the GPU Energy companies intend to complete the funding for Oyster Creek and TMI-1 by the end of the plants' license terms, 2009 and 2014, respectively. The TMI-2 funding completion date is 2014, consistent with TMI-2's remaining in long-term storage and being decommissioned at the same time as TMI-1. Based on NRC studies, a comparable funding target was

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 25 of 35

developed for TMI-2 which took the accident into account. Under the NRC regulations, the funding targets (in 1998 dollars) are as follows:

                                                     (in millions)
                                                                          Oyster
                                               TMI-1         TMI-2        Creek
                                               -----         -----        -----

JCP&L                                          $ 45          $ 72         $310
Met-Ed                                           91           144            -
Penelec                                          45            72            -
                                                ---           ---          ---
   Total                                       $181          $288         $310
                                                ===           ===          ===

The funding targets, while not considered cost estimates, are reference levels designed to assure that licensees demonstrate adequate financial responsibility for decommissioning. While the NRC regulations address activities related to the removal of the radiological portions of the plants, they do not establish residual radioactivity limits nor do they address costs related to the removal of nonradiological structures and materials.

     In 1995, a consultant to GPUN performed site-specific studies of the TMI site, including both Units 1 and 2, and of Oyster Creek, that considered various decommissioning methods and estimated the cost of decommissioning the radiological portions and the cost of removal of the nonradiological portions of each plant, using the prompt removal/dismantlement method. GPUN management has reviewed the methodology and assumptions used in these studies, is in agreement with them, and believes the results are reasonable. The NRC may require an acceleration of the decommissioning funding for Oyster Creek if the plant is retired early. The retirement cost estimates under the site-specific studies are as follows (in 1998 dollars):
                                                      (in millions)
                                                                          Oyster
                                               TMI-1         TMI-2        Creek

Radiological decommissioning                   $333          $404         $391
Nonradiological cost of removal                  82            33 *         38
                                                ---           ---          ---
   Total                                       $415          $437         $429
                                                ===           ===          ===

* Net of $11.2 million spent as of March 31, 1998.

Each of the GPU Energy companies is responsible for retirement costs in proportion to its respective ownership percentage.

     The ultimate cost of retiring the GPU Energy companies' nuclear facilities may be different from the cost estimates contained in these site-specific studies. Such costs are subject to (a) the escalation of various cost elements (for reasons including, but not limited to, general inflation), (b) the further development of regulatory requirements governing decommissioning, (c) the technology available at the time of decommissioning, and (d) the availability of nuclear waste disposal facilities.

     The GPU Energy companies charge to depreciation expense and accrue retirement costs based on amounts being collected from customers. Customer collections are contributed to external trust funds. These deposits, including the related earnings, are classified as Nuclear decommissioning

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 26 of 35

trusts, at market on the Consolidated Balance Sheets. Accounting for retirement costs may change based upon the FASB Exposure Draft discussed below.

     The FASB has issued an Exposure Draft titled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which includes nuclear plant retirement costs. If the Exposure Draft is adopted, Oyster Creek and TMI-1 future retirement costs would have to be recognized as a liability immediately, rather than the current industry practice of accruing these costs in accumulated depreciation over the life of the plants. A regulatory asset for amounts probable of recovery through rates would also be established. Any amounts not probable of recovery through rates would have to be charged to expense. (For TMI-2, a liability (in 1998 dollars) has already been recognized, based on the 1995 site-specific study because the plant is no longer operating (see TMI-2)). The effective date of this accounting change has not yet been established.


TMI-1 and Oyster Creek:
-----------------------

     The NJBPU has granted JCP&L annual revenues for TMI-1 and Oyster Creek retirement costs of $2.5 million and $13.5 million, respectively. These annual revenues are based on both the NRC funding targets for radiological decommissioning costs and a site-specific study which was performed in 1988 for nonradiological costs of removal. The Stipulation of Final Settlement approved by the NJBPU in 1997 allows for JCP&L's future collection of retirement costs to increase annually to $5.2 million and $22.5 million for TMI-1 and Oyster Creek, respectively, beginning in 1998, based on the 1995 site-specific study estimates.

     The PaPUC has granted Met-Ed annual revenues for TMI-1 retirement costs of $8.5 million based on both the NRC funding target for radiological decommissioning costs and the 1988 site-specific study for nonradiological costs of removal. The PaPUC also granted Penelec annual revenues of $4.2 million for its share of TMI-1 retirement costs, on a basis consistent with that granted Met-Ed. As part of their restructuring plans filed with the PaPUC in June 1997, Met-Ed and Penelec have requested that these amounts be increased to reflect the estimated retirement costs contained in the 1995 site-specific study for radiological decommissioning and nonradiological costs of removal.

     The amounts charged to depreciation expense for the first quarter of 1998 and the provisions for the future expenditure of these funds, which have been made in accumulated depreciation, are as follows:

                                                 (in millions)
                                                              Oyster
                                                TMI-1         Creek
                                                -----         -----
Amount expensed for the three
months ended March 31, 1998:
   JCP&L                                        $  1          $  6
   Met-Ed                                          2             -
   Penelec                                         1             -
                                                 ---           ---
                                                $  4          $  6
                                                 ===           ===

                                                        Financial Statements
                                                        Item 6(b) 1-B
                                                        Page 27 of 35

                                                 (in millions)
                                                              Oyster
                                                TMI-1         Creek
                                                -----         -----
Accumulated depreciation
provision at March 31, 1998:
   JCP&L                                        $ 41          $235
   Met-Ed                                         75             -
   Penelec                                        32             -
                                                 ---           ---
                                                $148          $235
                                                 ===           ===

     Management believes that any TMI-1 and Oyster Creek retirement costs, in excess of those currently recognized for ratemaking purposes, should be recoverable from customers.


TMI-2:
------

     The estimated liabilities for TMI-2 future retirement costs (reflected as Three Mile Island Unit 2 Future Costs on the Consolidated Balance Sheets) as of March 31, 1998 and December 31, 1997 are as follows:

                                                        (in millions)

                                GPU           JCP&L        Met-Ed        Penelec
                                ---           -----        ------        -------

March 31, 1998                 $453           $113         $227          $113
December 31, 1997              $449           $112         $225          $112


     These amounts are based upon the 1995 site-specific study estimates (in 1998 and 1997 dollars, respectively) discussed above and an estimate for remaining incremental monitored storage costs of $16 million (JCP&L $4 million; Met-Ed $8 million; Penelec $4 million) as of March 31, 1998 and December 31, 1997, as a result of TMI-2's entering long-term monitored storage in 1993. The GPU Energy companies are incurring annual incremental monitored storage costs of approximately $1 million (JCP&L $250 thousand; Met-Ed $500 thousand; Penelec $250 thousand).

     Offsetting the $453 million liability at March 31, 1998 is $256 million (JCP&L $29 million; Met-Ed $144 million; Penelec $83 million) which is probable of recovery from customers and included in Three Mile Island Unit 2 deferred costs on the Consolidated Balance Sheets, and $238 million (JCP&L $94 million; Met-Ed $105 million; Penelec $39 million) in trust funds for TMI-2 and included in Nuclear decommissioning trusts, at market on the Consolidated Balance Sheets. Earnings on trust fund deposits are included in amounts shown on the Consolidated Balance Sheets under Three Mile Island Unit 2 deferred costs. TMI-2 decommissioning costs charged to depreciation expense in the first quarter of 1998 amounted to $3 million (JCP&L $573 thousand; Met-Ed $2,496 thousand; Penelec $255 thousand).

     The NJBPU and PaPUC have granted JCP&L and Met-Ed, respectively, TMI-2 decommissioning revenues for the NRC funding target and allowances for the cost of removal of nonradiological structures and materials. In addition, JCP&L is recovering its share of TMI-2's incremental monitored storage costs. The Stipulation of Final Settlement approved by the NJBPU in 1997 adjusts JCP&L's future revenues for retirement costs based on the 1995 site-specific

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 28 of 35

study estimates, beginning in 1998. Based on Met-Ed's rate order, Penelec has recorded a regulatory asset for that portion of such costs which it believes to be probable of recovery.

     At March 31, 1998, the accident-related portion of TMI-2 radiological decommissioning costs is considered to be $71 million (JCP&L $18 million, Met-Ed $35 million; Penelec $18 million), which is the difference between the 1995 TMI-1 and TMI-2 site-specific study estimates (in 1998 dollars). In connection with rate case resolutions at the time, JCP&L, Met-Ed and Penelec made contributions to irrevocable external trusts relating to their shares of the accident-related portions of the decommissioning liability. In 1990, JCP&L contributed $15 million and in 1991, Met-Ed and Penelec contributed $40 million and $20 million, respectively, to irrevocable external trusts. These contributions were not recovered from customers and have been expensed. The GPU Energy companies will not pursue recovery from customers for any of these amounts contributed in excess of the $71 million accident-related portion referred to above.

     JCP&L intends to seek recovery for any increases in TMI-2 retirement costs, and Met-Ed and Penelec intend to seek recovery for any increases in the nonaccident-related portion of such costs, but recognize that recovery cannot be assured.


                                    INSURANCE
                                    ---------

     GPU has insurance (subject to retentions and deductibles) for its operations and facilities including coverage for property damage, liability to employees and third parties, and loss of use and occupancy (primarily incremental replacement power costs). There is no assurance that GPU will maintain all existing insurance coverages. Losses or liabilities that are not completely insured, unless allowed to be recovered through ratemaking, could have a material adverse effect on the financial position of GPU.

     The decontamination liability, premature decommissioning and property damage insurance coverage for the TMI station and for Oyster Creek totals $2.7 billion per site. In accordance with NRC regulations, these insurance policies generally require that proceeds first be used for stabilization of the reactors and then to pay for decontamination and debris removal expenses. Any remaining amounts available under the policies may then be used for repair and restoration costs and decommissioning costs. Consequently, there can be no assurance that in the event of a nuclear incident, property damage insurance proceeds would be available for the repair and restoration of that station.

     The Price-Anderson Act limits GPU's liability to third parties for a nuclear incident at one of its sites to approximately $8.9 billion. Coverage for the first $200 million of such liability is provided by private insurance. The remaining coverage, or secondary financial protection, is provided by retrospective premiums payable by all nuclear reactor owners. Under secondary financial protection, a nuclear incident at any licensed nuclear power reactor in the country, including those owned by the GPU Energy companies, could result in assessments of up to $79 million per incident for each of the GPU Energy companies' two operating reactors, subject to an annual maximum payment of $10 million per incident per reactor. In addition to the retrospective premiums payable under the Price-Anderson Act, the GPU Energy companies are

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 29 of 35

also subject to retrospective premium assessments of up to $26.5 million (JCP&L $17.0 million; Met-Ed $6.3 million; Penelec $3.2 million) in any one year under insurance policies applicable to nuclear operations and facilities.

     The GPU Energy companies have insurance coverage for incremental replacement power costs resulting from an accident-related outage at their nuclear plants. Coverage commences after a 17 week waiting period at $3.5 million per week, and after 23 weeks of an outage, continues for three years beginning at $1.8 million and $2.6 million per week for the first year for Oyster Creek and TMI-1, respectively, decreasing to 80% of such amounts for years two and three.


                              ENVIRONMENTAL MATTERS
                              ---------------------

     As a result of existing and proposed legislation and regulations, and ongoing legal proceedings dealing with environmental matters, including but not limited to acid rain, water quality, ambient air quality, global warming, electromagnetic fields, and storage and disposal of hazardous and/or toxic wastes, GPU may be required to incur substantial additional costs to construct new equipment, modify or replace existing and proposed equipment, remediate, decommission or cleanup waste disposal and other sites currently or formerly used by it, including formerly owned manufactured gas plants (MGP), coal mine refuse piles and generation facilities.

     To comply with Titles I and IV of the federal Clean Air Act Amendments of 1990 (Clean Air Act), the GPU Energy companies expect to spend up to $248 million (JCP&L $44 million; Met-Ed $98 million; Penelec $106 million) for air pollution control equipment by the year 2000, of which approximately $242 million (JCP&L $43 million; Met-Ed $96 million; Penelec $103 million) has already been spent. In developing their least-cost plan to comply with the Clean Air Act, the GPU Energy companies will continue to evaluate major capital investments compared to participation in the sulfur dioxide (SO2) emission allowance market, the expected nitrogen oxide (NOx) emissions trading market and the use of low-sulfur fuel or retirement of facilities. In 1994, the Ozone Transport Commission (OTC), consisting of representatives of 12 northeast states (including New Jersey and Pennsylvania) and the District of Columbia, proposed reductions in NOx emissions it believes necessary to meet ambient air quality standards for ozone and the statutory deadlines set by the Clean Air Act. Effective November 1997, the Pennsylvania Environmental Quality Board adopted regulations implementing the OTC's proposed NOx reductions and in December 1997, the New Jersey Department of Environmental Protection developed a proposal with the electric utility industry on a plan to implement the OTC's proposed NOx reductions. The GPU Energy companies expect that the U.S. Environmental Protection Agency (EPA) will approve state implementation plans, including those in Pennsylvania and New Jersey, and that as a result, they will spend an estimated $6 million (JCP&L $0.2 million; Met-Ed $2.8 million; Penelec $3.0 million) (included in the above total), to meet the 1999 seasonal reductions agreed upon by the OTC. The OTC has stated that it anticipates that additional NOx reductions will be necessary to meet the Clean Air Act's 2005 National Ambient Air Quality Standard for ozone. However, the specific requirements that will have to be met at that time have not been finalized. In addition, in July 1997 the EPA adopted new, more stringent rules on ozone and particulate matter. Several groups have filed suit in the U.S. Court of Appeals to overturn these new air quality standards on the grounds that, among other things, they are based on inadequate

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 30 of 35

scientific evidence. Also, legislation has been introduced in the Congress that would impose a four-year moratorium on any new standards under the Clean Air Act. The GPU Energy companies are unable to determine what additional costs, if any, will be incurred if the EPA rules are upheld.

     GPU has been formally notified by the EPA and state environmental authorities that it is among the potentially responsible parties (PRPs) who may be jointly and severally liable to pay for the costs associated with the investigation and remediation at hazardous and/or toxic waste sites in the following number of instances (in some cases, more than one company is named for a given site):

       JCP&L       MET-ED        PENELEC        GPUN       GPU INC.    TOTAL
       -----       ------        -------        ----       --------    -----

         7           4              2            1           1         12

      In addition, certain of the GPU companies have been requested to participate in the remediation or supply information to the EPA and state environmental authorities on several other sites for which they have not been formally named as PRPs, although the EPA and state authorities may nevertheless consider them as PRPs. Certain of the GPU companies have also been named in lawsuits requesting damages (which are material in amount) for hazardous and/or toxic substances allegedly released into the environment. The ultimate cost of remediation will depend upon changing circumstances as site investigations continue, including (a) the existing technology required for site cleanup, (b) the remedial action plan chosen and (c) the extent of site contamination and the portion attributed to the GPU companies involved.

      In 1997, the EPA filed a complaint against GPU, Inc. in the United States District Court for the District of Delaware for enforcement of its unilateral order issued against GPU, Inc. to clean up the former Dover Gas Light Company (Dover) manufactured gas production site in Dover, Delaware. Dover was part of the AGECO/AGECORP group of companies from 1929 until 1942 and GPU, Inc. emerged from the AGECO/AGECORP reorganization proceedings. All of the common stock of Dover was sold in 1942 by a member of the AGECO/AGECORP group to an unaffiliated entity, and was subsequently acquired by Chesapeake Utilities Corporation. According to the complaint, the EPA is seeking up to $0.5 million in past costs, $4.2 million for work in connection with the cleanup of the Dover site and approximately $19 million in penalties. GPU, Inc. has responded to the EPA complaint stating that such claims should be dismissed because, among other things, they are barred by the operation of the Final Decree entered by the United States District Court for the Southern District of New York at the conclusion of the 1946 reorganization proceedings of AGECO/AGECORP. Chesapeake Utilities Corporation has also sued GPU, Inc. for a contribution to the cleanup of the Dover site. In December 1997, the Court refused to dismiss the complaint; GPU has requested that the Court reconsider its decision. There can be no assurance as to the outcome of these proceedings.


      Pursuant to federal environmental monitoring requirements, Penelec has reported to the Pennsylvania Department of Environmental Protection (PaDEP) that contaminants from coal mine refuse piles were identified in storm water run-off at Penelec's Seward station property. Penelec signed a modified Consent Order, which became effective December 1996, that establishes a schedule for submitting a plan for long-term remediation, based on future

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 31 of 35

operating scenarios. Penelec currently estimates that the remediation of the Seward station property will range from $12 million to $20 million and has a recorded liability of $12 million at March 31, 1998. These cost estimates are subject to uncertainties based on continuing discussions with the PaDEP as to the method of remediation, the extent of remediation required and available cleanup technologies. Penelec has requested, and expects to receive, recovery of these remediation costs in its restructuring plan filed with the PaPUC (see Management's Discussion and Analysis - Competitive Environment), and has recorded a corresponding regulatory asset of approximately $12 million at March 31, 1998.

      In 1997, the GPU Energy companies filed with the PaDEP applications for re-permitting seven (JCP&L - one; Met-Ed - three; Penelec - three) operating ash disposal sites, including projected site closure procedures and related cost estimates. The cost estimates for the closure of these sites range from approximately $17 million to $22 million, and a liability of $17 million (JCP&L $1 million; Met-Ed $4 million; Penelec $12 million) is reflected on the Consolidated Balance Sheets at March 31, 1998. JCP&L has requested recovery of its share of closure costs in its restructuring plan filed with the NJBPU in July 1997. Penelec and Met-Ed expect recovery through their restructuring plans filed with the PaPUC in June 1997 (see Management's Discussion and Analysis - Competitive Environment). As a result, a regulatory asset of $17 million is reflected on the Consolidated Balance Sheets at March 31, 1998.

      JCP&L has entered into agreements with the New Jersey Department of Environmental Protection for the investigation and remediation of 17 formerly owned MGP sites. JCP&L has also entered into various cost-sharing agreements with other utilities for most of the sites. As of March 31, 1998, JCP&L has spent approximately $28 million in connection with the cleanup of these sites. In addition, JCP&L has recorded an estimated environmental liability of $46 million relating to expected future costs of these sites (as well as two other properties). This estimated liability is based upon ongoing site investigations and remediation efforts, which generally involve capping the sites and pumping and treatment of ground water. Moreover, the cost to clean up these sites could be materially in excess of $46 million due to significant uncertainties, including changes in acceptable remediation methods and technologies.

      In 1997, JCP&L's request to establish a Remediation Adjustment Clause for the recovery of MGP remediation costs was approved by the NJBPU as part of the Stipulation of Final Settlement. At March 31, 1998, JCP&L had recorded on its Consolidated Balance Sheet a regulatory asset of $35 million.

      JCP&L is continuing to pursue reimbursement from its insurance carriers for remediation costs already spent and for future estimated costs. In 1994, JCP&L filed a complaint with the Superior Court of New Jersey against several of its insurance carriers, relative to these MGP sites. Pretrial discovery is continuing.

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 32 of 35

                       OTHER COMMITMENTS AND CONTINGENCIES
                       -----------------------------------

Year 2000 Issue:
----------------

      GPU is addressing year 2000 issues as they relate to its business, its operations and operating systems, and its relationship with customers, banks, partners, vendors, suppliers and service providers. Comprehensive reviews of all computers, equipment, systems and applications are being performed; remediation plans are being developed; and certain corrective actions have begun. GPU's remediation plans include, among other things, the upgrade or replacement of computers, equipment and computer software. GPU currently anticipates that its year 2000 remediation efforts will, in all material respects, be completed by the end of 1999. In the event corrective actions are not completed by this date, certain computers, equipment, systems and applications may not function properly, which could have a material adverse effect on GPU's operations.

      As part of their year 2000 solution, the GPU Energy companies have purchased and are installing an integrated information system (Project Enterprise) that will help them manage business growth and meet the mandates of electric utility deregulation. The system is scheduled to be fully operational in early 1999. As a result of the planned implementation of Project Enterprise, the GPU Energy Companies will avoid spending an estimated $8 million (JCP&L $3 million; Met-Ed $2 million; Penelec $3 million) in modifications to existing systems to make them year 2000 compliant.

      The GPU Energy Companies currently estimate they will spend an additional $24 million (JCP&L $11 million; Met-Ed $7 million; Penelec $6 million) on year 2000 remediation of their computers, equipment and computer software. Of this amount, approximately $7 million (JCP&L $3 million; Met-Ed $2 million; Penelec $2 million) would have been spent in any event because of maintenance and cyclical replacement plans that are already in place.

      The GPUI Group currently estimates it will spend approximately $7 million to become year 2000 ready, primarily to replace or modify equipment.

GPUI Group:
-----------

      At March 31, 1998, the GPUI Group had investments totaling approximately $2.4 billion in businesses and facilities located in foreign countries. Although management attempts to mitigate the risk of investing in certain foreign countries by securing political risk insurance, the GPUI Group faces additional risks inherent to operating in such locations, including foreign currency fluctuations (see Management's Discussion and Analysis - GPUI Group).

      At March 31, 1998, GPU, Inc.'s aggregate investment in the GPUI Group was $518 million; GPU, Inc. has also guaranteed up to an additional $913 million of GPUI Group obligations. Of this amount, $726 million is included in Long-term debt and Securities due within one year on GPU's Consolidated Balance Sheet at March 31, 1998; $30 million of that amount relates to a GPU International, Inc. revolving credit agreement; and $157 million relates to various other obligations of the GPUI Group.

      GPU International, Inc. has ownership interests in three NUG projects which have long-term power purchase agreements with Niagara Mohawk Power Corporation (NIMO) with an aggregate book value of approximately $28 million. In July 1997, NIMO and 16 independent power producers (IPP), including the

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 33 of 35

GPUI Group, executed a master agreement providing for the restructuring or termination of 29 power purchase agreements, pursuant to which NIMO has agreed to pay an aggregate of $3.6 billion in cash and/or debt securities, and to issue an aggregate of 46 million shares of NIMO common stock. The specific terms of restructured contracts that may be executed are being negotiated separately with each IPP. In February 1998, the New York Public Service Commission approved NIMO's restructuring agreement.

      Parties to the agreement must still resolve a number of important issues and final resolution will require the execution of separate agreements for each project; approval by NIMO shareholders, and other state and federal agencies; third party consents; successful financing by NIMO; and resolution of certain tax issues. While the parties are attempting to complete the transactions by mid-1998, there can be no assurance as to the outcome of this matter.

     NIMO has also initiated an action in federal court seeking to invalidate numerous NUG contracts, including the three GPU International, Inc. projects discussed above. GPU International, Inc. has filed motions to dismiss the complaint. This proceeding has been stayed pending the outcome of the restructuring negotiations.

Other:
------

      In October 1997, GPU announced its intention to begin a process to sell, through a competitive bid process, up to all of the fossil-fuel and hydroelectric generating facilities owned by the GPU Energy companies. These facilities, comprised of 26 operating stations, support organizations and development sites, total approximately 5,300 MW (JCP&L 1,900 MW; Met-Ed 1,300 MW; Penelec 2,100 MW) of capacity and have a net book value of approximately $1.1 billion (JCP&L $288 million; Met-Ed $305 million; Penelec $546 million) at March 31, 1998. The net proceeds from the sale would be used to reduce the capitalization of the respective GPU Energy companies and may also be applied to reduce short-term debt, finance further acquisitions, and to reduce acquisition debt of the GPUI Group. In April 1998, GPU mailed Confidential Offering Memoranda to qualified buyers. One Memorandum covers 25 fossil-fueled and hydroelectric stations, support organizations and development sites and a second Memorandum is for the 1,884 MW coal-fired Homer City Station, which Penelec is selling together with its 50% joint owner, New York State Electric & Gas Corporation.

      The current schedule, which is subject to change, calls for initial non-binding bids due in June 1998, selection of a short list of bidders in July 1998 and final bid submission in October 1998. It is anticipated that definitive purchase agreements will be entered into in November 1998 and the divestiture completed by mid-1999, subject to the timely receipt of the necessary regulatory and other approvals. For the Homer City Station, initial, non-binding bids will be due in May, with the winning bidder expected to be announced by the end of July 1998.

      GPU's capital programs, for which substantial commitments have been incurred and which extend over several years, contemplate expenditures of $582 million (JCP&L $204 million; Met-Ed $92 million; Penelec $121 million; Other $165 million) during 1998. As a consequence of reliability, licensing, environmental and other requirements, additions to utility plant may be required relatively late in their expected service lives. If such additions

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 34 of 35

are made, current depreciation allowance methodology may not make adequate provision for the recovery of such investments during their remaining lives.

      The GPU Energy companies have entered into long-term contracts with nonaffiliated mining companies for the purchase of coal for certain generating stations in which they have ownership interests. The contracts, which expire at various dates between 1998 and 2007, require the purchase of either fixed or minimum amounts of the stations' coal requirements. The price of the coal under the contracts is based on adjustments of indexed cost components. The GPU Energy companies' share of the cost of coal purchased under these agreements is expected to aggregate $171 million (JCP&L $26 million; Met-Ed $55 million; Penelec $90 million) for 1998.

      JCP&L has entered into agreements with other utilities to purchase capacity and energy for various periods through 2004. These agreements will provide for up to 614 MW in 1998, declining to 529 MW in 1999 and 345 MW in 2000, through the expiration of the final agreement in 2004. Payments pursuant to these agreements are estimated to be $129 million in 1998, $111 million in 1999, $83 million in 2000, $92 million in 2001, and $101 million in 2002.

      In accordance with the Nuclear Waste Policy Act of 1982 (NWPA), the GPU Energy companies have entered into contracts with, and have been paying fees to, the DOE for the future disposal of spent nuclear fuel in a repository or interim storage facility. In December 1996, the DOE notified the GPU Energy companies and other standard contract holders that it will be unable to begin acceptance of spent nuclear fuel for disposal by 1998, as mandated by the NWPA. The DOE requested recommendations from contract holders for handling the delay. In January 1997, the GPU Energy companies, along with other electric utilities and state agencies, petitioned the U.S. Court of Appeals to, among other things, permit utilities to cease payments into the Federal Nuclear Waste Fund until the DOE complies with the NWPA. In May 1997, a joint petition was filed requesting that the Court of Appeals compel the DOE to begin disposing of spent nuclear fuel beginning not later than January 31, 1998. In November 1997, the Court declined to compel the DOE to begin disposing of spent fuel by the statutory deadline or to authorize the utilities to cease payments into the Nuclear Waste Fund. The DOE's inability to accept spent nuclear fuel by 1998 could have a material impact on GPU's results of operations, as additional costs may be incurred to build and maintain interim on-site storage at Oyster Creek. TMI-1 has sufficient on-site storage capacity to accommodate spent nuclear fuel through the end of its licensed life. In June 1997, a consortium of electric utilities, including GPUN, filed a license application with the NRC seeking permission to build an interim above-ground disposal facility for spent nuclear fuel in northwestern Utah. There can be no assurance as to the outcome of these matters.

      New Jersey and Connecticut have established the Northeast Compact, to construct a low-level radioactive waste disposal facility in New Jersey, which should commence operation by the end of 2003. GPUN's total share of the cost for developing, constructing and site licensing the facility is estimated to be $58 million, which will be paid through 2002. Through March 31, 1998, $6 million has been paid. As a result, at March 31, 1998, a liability of $52 million is reflected on the Consolidated Balance Sheets. JCP&L is recovering these costs from customers, and a regulatory asset has also been recorded. (See the Regulatory Assets and Liabilities section of Competition and the Changing
Regulatory Environment.) In February 1998, the New Jersey Low-Level Radwaste Facility Siting Board (Siting Board) voted to suspen the siting

                                                           Financial Statements
                                                           Item 6(b) 1-B
                                                           Page 35 of 35

process in New Jersey. The Siting Board is reviewing its legal and financial obligations, subject to review from the Governor. GPUN cannot determine at this time what effect, if any, this matter will have on its operations.

      JCP&L's two operating nuclear units are subject to the NJBPU's annual nuclear performance standard. Operation of these units at an aggregate annual generating capacity factor below 65% or above 75% would trigger a charge or credit based on replacement energy costs. At current cost levels, the maximum annual effect on net income of the performance standard charge at a 40% capacity factor would be approximately $11 million before tax. While a capacity factor below 40% would generate no specific monetary charge, it would require the issue to be brought before the NJBPU for review. The annual measurement period, which begins in March of each year, coincides with that used for the Levelized Energy Adjustment Clause.

      At March 31, 1998, GPU, Inc. and consolidated affiliates had 9,401 employees worldwide, of which about 9,000 employees were located in the U.S. The majority of the U.S. workforce is employed by the GPU Energy companies, of which 4,862 are represented by unions for collective bargaining purposes. JCP&L, Met-Ed and Penelec's collective bargaining agreements with the International Brotherhood of Electrical Workers expire in 1999, 2000 and 2002, respectively. Penelec's five-year contract with the Utility Workers Union of America expires on June 30, 1998, and renegotiations have begun.

      During the normal course of the operation of its businesses, in addition to the matters described above, GPU is from time to time involved in disputes, claims and, in some cases, as a defendant in litigation in which compensatory and punitive damages are sought by the public, customers, contractors, vendors and other suppliers of equipment and services and by employees alleging unlawful employment practices. While management does not expect that the outcome of these matters will have a material effect on GPU's financial position or results of operations, there can be no assurance that this will continue to be the case.